Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Fourth Quarter Fiscal 2026 Results

Strong fourth quarter resulted in fourth consecutive year of record financial results

Racine, WI – May 26, 2026 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter and fiscal year ended March 31, 2026.

Fourth Quarter Highlights:

●	Record quarterly net sales of $954.4 million increased $307.2 million, or 47 percent, from the prior year
●	Net earnings of $73.6 million increased $23.5 million, or 47 percent, from the prior year
●	Earnings per share of $1.36 increased $0.44, or 48 percent, from the prior year
●	Record quarterly adjusted EBITDA of $146.1 million increased $42.0 million, or 40 percent, from the prior year
●	Record quarterly adjusted earnings per share of $1.71 increased $0.59, or 53 percent, from the prior year

Full-Year Highlights:

●	Record net sales of $3.2 billion increased $597.6 million, or 23 percent, from the prior year
●	Net earnings of $123.3 million decreased $62.2 million, or 34 percent, from the prior year and included a $116.1 million non-cash pension termination charge in the third quarter
●	Earnings per share of $2.26 decreased $1.16, or 34 percent, from the prior year
●	Record adjusted EBITDA of $471.0 million increased $78.9 million, or 20 percent, from the prior year
●	Record adjusted earnings per share of $5.02 increased $0.97, or 24 percent, from the prior year

Fiscal 2027 Outlook:

●	Net sales growth between 20 percent and 35 percent
●	Adjusted EBITDA range of $650 million to $680 million, resulting in growth between 38 percent and 44 percent

“The team delivered a strong fourth quarter and a fourth consecutive year of record revenue, adjusted EBITDA and adjusted earnings per share,” said Modine President and Chief Executive Officer, Neil D. Brinker. “I am incredibly proud of this exceptional performance as we continue to evolve our portfolio to become a more focused, high-growth company. We took decisive action this year to advance our transformation including the completion of three acquisitions in our Climate Solutions segment, the launch of the largest capacity expansion in our company’s history to meet growing demand for our data center products, and the announced pending spin-off of the Performance Technologies business. Our future is bright, evidenced by a landmark $4 billion long-term agreement for chiller sales with a major hyperscale customer, cementing Modine’s position as a critical partner for data center cooling.”

Fourth Quarter Financial Results

Net sales increased 47 percent to $954.4 million, compared with $647.2 million in the prior year. Sales growth was driven by higher sales in the Climate Solutions segment, driven primarily by strong demand from data center customers and sales from acquired businesses. This performance was achieved despite a significant loss of production days from severe weather in multiple locations and shortages of key components from supply chain partners.

Gross profit increased 29 percent to $214.7 million and gross margin decreased by 320 basis points to 22.5 percent. The decline in gross margin was largely expected and resulted primarily from higher temporary costs related to the capacity expansion for data center products, increased tariffs, and higher material costs.

Selling, general and administrative (“SG&A”) expenses increased 25 percent to $101.7 million. The increase was primarily due to higher expenses in the Climate Solutions segment, supporting the segment’s growth and including incremental expenses from the recent acquisitions, and costs related to the pending spin-off of the Performance Technologies segment. These higher costs were partially offset by cost saving initiatives, including benefits from previous restructuring actions.

Operating income increased 39 percent to $103.9 million, compared to $74.5 million in the prior year. This increase was driven by higher earnings in the Climate Solutions segment. The Company recorded $5.2 million of restructuring expenses during the fourth quarter, primarily severance expenses related to headcount reductions and costs related to equipment transfers. In addition, the Company incurred $12.5 million of costs related to the pending spin-off of the Performance Technologies segment. Adjusted EBITDA, which excludes restructuring expenses, disposition costs, certain other charges, interest expense, the provision for income taxes, and depreciation and amortization expense, was $146.1 million, an increase of $42.0 million, or 40 percent, compared to $104.1 million in the prior year.

Earnings per share was $1.36, compared with earnings per share of $0.92 in the prior year, an increase of $0.44, or 48 percent. Adjusted earnings per share was $1.71, compared with adjusted earnings per share of $1.12 in the prior year, an increase of $0.59, or 53 percent.

Fourth Quarter Segment Review

●	Climate Solutions segment sales were $665.9 million, compared with $356.3 million one year ago, an increase of 87 percent. Data Centers sales increased 158 percent from the prior year, and HVAC Technologies sales increased 51 percent, including $38.2 million of incremental sales from acquired businesses. The segment reported gross margin of 24.6 percent, which was 510 basis points lower than the prior year. This decline was largely expected and resulted primarily from the planned and temporary costs related to the rapid expansion of manufacturing capacity for data center products, and, to a lesser extent, higher tariff and weather-related temporary labor and overtime costs. The segment reported operating income of $108.8 million, a 77 percent increase from the prior year, and adjusted EBITDA of $124.3 million, an increase of 63 percent from the prior year.
●	Performance Technologies segment sales were $294.0 million, compared with $294.8 million one year ago, a decrease of $0.8 million. This decrease primarily resulted from lower sales to stationary power customers, mostly offset by higher sales to automotive, commercial vehicle and off-highway customers. The segment reported gross margin of 16.5 percent, which was 390 basis points lower than the prior year, primarily due to higher material costs and tariffs. The segment reported operating income of $27.7 million, a 7 percent decrease from the prior year, and adjusted EBITDA of $37.4 million, a 15 percent decrease from the prior year.

Full-Year Financial Results

Fiscal 2026 net sales increased 23 percent to $3,181.1 million compared with $2,583.5 million in the prior year. The increase was driven by higher sales in the Climate Solutions segment, with particularly strong growth in sales of data center products, and $119.1 million in incremental sales from acquisitions. This was partially offset by lower sales in the Performance Technologies segment.

Gross margin of 23.0 percent was 190 basis points lower than the prior year, primarily due to higher temporary costs related to the capacity expansion for data center products and higher material costs and tariffs.

The Company reported net earnings of $123.3 million compared to $185.5 million in the prior year, a decrease of $62.2 million. The current year results include a $116.1 million non-cash pension termination charge in the third quarter. The Company recorded $20.6 million of restructuring expenses during the year, primarily severance expenses related to headcount reductions and costs related to equipment transfers. In addition, the Company incurred $20.3 million of acquisition and disposition costs. Adjusted EBITDA, which excludes restructuring expenses, the pension termination charge, acquisition and disposition costs, certain other charges, interest expense, the provision for income taxes, and depreciation and amortization expense, was $471.0 million, an increase of $78.9 million, or 20 percent, compared to $392.1 million in the prior year.

Earnings per share in fiscal 2026 was $2.26 compared with $3.42 in fiscal 2025, and adjusted earnings per share in fiscal 2026 was $5.02, compared with $4.05 in fiscal 2025.

Balance Sheet & Liquidity

Net cash provided by operating activities for the fiscal year ended March 31, 2026 was $248.7 million, an increase of $35.4 million compared to the prior year. Free cash flow for the fiscal year ended March 31, 2026 was $105.4 million, a decrease of $23.9 million from the prior year. This decrease was due to an increase in working capital and higher capital expenditures, both associated with the rapid growth of our Data Centers business. These drivers, which decreased free cash flow, were partially offset by higher operating earnings and the favorable impact of customer deposits received during fiscal 2026. Cash payments for restructuring activities, funding of the U.S. pension plan in connection with its termination, acquisition and disposition costs, and certain other costs totaled $49.6 million during the fiscal year ended March 31, 2026.

Total debt was $436.3 million as of March 31, 2026. Cash and cash equivalents totaled $73.5 million as of March 31, 2026. Net debt was $362.8 million as of March 31, 2026, an increase of $83.6 million from the end of fiscal 2025. This increase resulted from borrowings to fund working capital, acquisitions and capital expenditures.

Outlook

“Our fiscal 2027 outlook implies a fifth consecutive year of record results,” added Brinker. “We anticipate another strong year for our Data Centers business, supported by our strong customer relationships and significant order book. Our capacity expansion remains firmly on track and we will continue to invest in our fastest growing business to ensure we meet the future needs of our key customers. Altogether, we expect another terrific year for Modine and are confident in our ability to deliver value for our customers and shareholders.”

Outlook includes the Performance Technologies business for all of fiscal 2027. This outlook will be updated for the remaining business once the timing of the spin-off of the Performance Technologies segment is finalized.

Based on current exchange rates and market conditions, Modine provides its outlook for fiscal 2027:

Fiscal 2027	Current Outlook
Net Sales	+20% to 35%
Adjusted EBITDA	$650 to $680 million

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, May 27, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its fourth quarter and fiscal year 2026 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the slides and the audio will be available on or after May 27, 2026, on the investor section of Modine's website at http://www.modine.com. An audio only replay will be available through midnight on June 3, 2026, by dialing 877-660-6853 (international replay 201-612-7415) and entering the Conference ID# 13758931. A transcript of the call will be posted to the company's website on or after May 28, 2026.

About Modine

For more than 100 years, Modine has solved the toughest thermal management challenges for mission-critical applications. Our purpose of Engineering a Cleaner, Healthier World™ means we are always evolving our portfolio of technologies to provide the latest heating, cooling, and ventilation solutions. Through the hard work of more than 13,000 employees worldwide, our businesses advance our purpose with systems that improve air quality, reduce energy and water consumption, lower harmful emissions, enable cleaner running vehicles, and use environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe, and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's most recent Annual Report on Form 10-K. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to geopolitical tensions and military conflicts, including the conflict between the U.S. and Iran, inflation, energy costs, government incentive or funding programs, supply chain challenges or supplier constraints, logistical disruptions, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, changes in interest rates, tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, and public health threats; the overall health and pricing focus of our customers; changes or threats to the market growth prospects for our customers; our ability to successfully exit portions of our business that do not align with our strategic plans, including the various risks related to the pending Reverse Morris Trust transaction with Gentherm; our ability to realize the sales growth and return on investments anticipated in our Data Centers business and our ability to execute on other organic growth opportunities and acquisitions; our ability to realize anticipated benefits, including improved profit margins and cash flow, from strategic initiatives and our continued application of 80/20 principles across our businesses; our ability to be at the forefront of technological advances and the impacts of any changes in the adoption rate of technologies that we expect to drive sales growth; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses, particularly in our Data Centers business, while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and product warranty and liability claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets and the impact of changes in tax regulations; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, organic sales and organic sales growth (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, pension termination charges, acquisition and disposition costs, and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, pension termination charges, acquisition and disposition costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including costs associated with restructuring, acquisitions, and dispositions and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Organic sales and organic sales growth

Net sales and net sales growth can be impacted by acquisitions, dispositions, and foreign currency exchange rate fluctuations. The Company defines organic sales as external net sales excluding the impact of acquisitions and the effects of foreign currency exchange rate fluctuations. Organic sales growth represents the percentage change of organic sales compared to prior year external net sales, excluding the impact of dispositions. The effect of exchange rate changes is calculated by using the same foreign currency exchange rates as those used to translate financial data for the prior period. The Company adjusts for acquisitions and dispositions by excluding net sales in the current and prior periods, respectively, for which there are no comparable sales in the reported periods. These sales growth measures provide a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations or acquisitions and dispositions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2027 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The fiscal 2027 guidance includes the Company’s estimates for interest expense of approximately $15 to $18 million, a provision for income taxes of approximately $135 to $145 million, and depreciation and amortization expense of approximately $90 to $95 million. The non-GAAP financial measure also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance and equipment transfer costs), impairment charges, acquisition and disposition costs, and certain other items. In connection with the pending Reverse Morris Trust transaction with Gentherm, the Company expects to incur approximately $30 to $40 million of additional costs during fiscal 2027, primarily for transaction advisory, legal, accounting, tax and other professional services. Estimates of other expenses and gains for fiscal 2027 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company

Consolidated statements of operations (unaudited)

(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025
Net sales	$954.4	$647.2	$3,181.1	$2,583.5
Cost of sales	739.7	481.2	2,450.0	1,939.7
Gross profit	214.7	166.0	731.1	643.8
Selling, general & administrative expenses	101.7	81.5	360.1	332.1
Restructuring expenses	5.2	10.0	20.6	28.2
Impairment charge	—	—	4.1	—
Loss on sale of assets	3.9	—	3.9	—
Operating income	103.9	74.5	342.4	283.5
Interest expense	(8.6)	(5.3)	(31.6)	(26.4)
Pension termination charge	—	—	(116.1)	—
Other income (expense) – net	0.3	(2.4)	(8.2)	(3.1)
Earnings before income taxes	95.6	66.8	186.5	254.0
Provision for income taxes	(22.0)	(16.7)	(63.2)	(68.5)
Net earnings	73.6	50.1	123.3	185.5
Net earnings attributable to noncontrolling interest	(0.3)	(0.5)	(1.8)	(1.5)
Net earnings attributable to Modine	$73.3	$49.6	$121.5	$184.0

Net earnings per share attributable to Modine shareholders – diluted	$1.36	$0.92	$2.26	$3.42

Weighted-average shares outstanding – diluted	54.0	53.9	53.8	53.9

Condensed consolidated balance sheets (unaudited)

(In millions)

	March 31, 2026	March 31, 2025
Assets
Cash and cash equivalents	$73.5	$71.6
Trade receivables	731.0	478.9
Inventories	506.1	340.9
Other current assets	105.5	69.8
Total current assets	1,416.1	961.2
Property, plant and equipment – net	520.9	390.5
Intangible assets – net	197.0	146.7
Goodwill	292.1	233.9
Deferred income taxes	85.3	67.0
Other noncurrent assets	163.2	118.3
Total assets	$2,674.6	$1,917.6

Liabilities and shareholders’ equity
Debt due within one year	$51.4	$54.1
Accounts payable	464.8	290.8
Other current liabilities	212.7	196.1
Total current liabilities	728.9	541.0
Long-term debt	384.9	296.7
Other noncurrent liabilities	358.0	161.7
Total liabilities	1,471.8	999.4
Total equity	1,202.8	918.2
Total liabilities & equity	$2,674.6	$1,917.6

Modine Manufacturing Company

Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Twelve months ended March 31,
	2026	2025
Cash flows from operating activities:
Net earnings	$123.3	$185.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	79.7	77.7
Impairment charge	4.1	—
Loss on sale of assets	3.9	—
Pension termination charge	116.1	—
Stock-based compensation expense	22.1	26.4
Deferred income taxes	(39.1)	6.5
Other – net	7.0	6.9
Changes in operating assets and liabilities:
Trade accounts receivable	(222.6)	(61.2)
Inventories	(125.1)	13.6
Accounts payable	151.1	10.5
Accrued compensation and employee benefits	(13.5)	1.6
Contract liabilities	159.0	(44.5)
Other assets	(2.9)	15.3
Other liabilities	(14.4)	(25.0)
Net cash provided by operating activities	248.7	213.3

Cash flows from investing activities:
Expenditures for property, plant and equipment	(143.3)	(84.0)
Payments for business acquisitions, net of cash acquired	(182.4)	(3.4)
Other – net	4.4	0.8
Net cash used for investing activities	(321.3)	(86.6)

Cash flows from financing activities:
Net increase (decrease) in debt	78.7	(82.5)
Purchases of treasury stock	(7.0)	(30.9)
Other – net	1.4	(0.2)
Net cash provided by (used for) financing activities	73.1	(113.6)

Effect of exchange rate changes on cash	1.3	(1.5)

Net increase in cash, cash equivalents and restricted cash	1.8	11.6

Cash, cash equivalents and restricted cash – beginning of period	71.9	60.3

Cash, cash equivalents and restricted cash – end of period	$73.7	$71.9

Modine Manufacturing Company

Segment operating results (unaudited)

(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025
Net sales:
Climate Solutions	$665.9	$356.3	$2,062.3	$1,440.8
Performance Technologies	294.0	294.8	1,131.8	1,163.5
Segment total	959.9	651.1	3,194.1	2,604.3
Corporate and eliminations	(5.5)	(3.9)	(13.0)	(20.8)
Net sales	$954.4	$647.2	$3,181.1	$2,583.5

	Three months ended March 31,				Twelve months ended March 31,
	2026		2025		2026		2025
	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Gross profit:
Climate Solutions	$164.0	24.6%	$105.9	29.7%	$524.0	25.4%	$416.1	28.9%
Performance Technologies	48.7	16.5%	60.1	20.4%	204.8	18.1%	230.4	19.8%
Segment total	212.7	22.2%	166.0	25.5%	728.8	22.8%	646.5	24.8%
Corporate and eliminations	2.0	—	—	—	2.3	—	(2.7)	—
Gross profit	$214.7	22.5%	$166.0	25.7%	$731.1	23.0%	$643.8	24.9%

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025
Operating income:
Climate Solutions	$108.8	$61.5	$321.1	$248.4
Performance Technologies	27.7	29.9	109.7	108.0
Segment total	136.5	91.4	430.8	356.4
Corporate and eliminations	(32.6)	(16.9)	(88.4)	(72.9)
Operating income	$103.9	$74.5	$342.4	$283.5

Modine Manufacturing Company

Adjusted financial results (unaudited)

(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025
Net earnings	$73.6	$50.1	$123.3	$185.5
Interest expense	8.6	5.3	31.6	26.4
Provision for income taxes	22.0	16.7	63.2	68.5
Depreciation and amortization expense	20.6	19.2	79.7	77.7
Other (income) expense – net	(0.3)	2.4	8.2	3.1
Restructuring expenses (a)	5.2	10.0	20.6	28.2
Impairment charge (b)	—	—	4.1	—
Loss on sale of assets (c)	3.9	—	3.9	—
Pension termination charge (d)	—	—	116.1	—
Acquisition and integration costs (e)	—	0.3	5.3	2.3
Disposition costs (f)	12.5	—	15.0	—
Environmental charges (g)	—	0.1	—	0.4
Adjusted EBITDA	$146.1	$104.1	$471.0	$392.1

Net earnings per share attributable to Modine shareholders – diluted	$1.36	$0.92	$2.26	$3.42
Restructuring expenses (a)	0.07	0.16	0.30	0.45
Impairment charge (b)	—	—	0.08	—
Loss on sale of assets (c)	0.07	—	0.07	—
Pension termination charge (d)	—	—	1.92	—
Acquisition and integration costs (e)	—	0.04	0.08	0.18
Disposition costs (f)	0.17	—	0.20	—
Tax law changes (h)	0.04	—	0.11	—
Adjusted earnings per share	$1.71	$1.12	$5.02	$4.05
____

(a)	Restructuring expenses primarily consist of employee severance expenses and equipment transfer costs. The tax benefit related to restructuring expenses during the fourth quarter of fiscal 2026 and fiscal 2025 was $1.3 million and $1.5 million, respectively. The tax benefit related to restructuring expenses during fiscal 2026 and fiscal 2025 was $4.3 million and $4.0 million, respectively.

(b)	During the second quarter of fiscal 2026, the Company recorded a $4.1 million non-cash asset impairment charge related to its technical service center and administrative support facility in Germany, which it expects to sell during fiscal 2027. There was no tax impact associated with this impairment charge.

(c)	During the fourth quarter of fiscal 2026, the Company recorded a $3.9 million loss resulting from the settlement of a loan facility that it provided in connection with the sale of its Austrian automotive business in fiscal 2022. There was no tax impact associated with this loss.

(d)	During the third quarter of fiscal 2026, the Company recorded a non-cash pension termination charge of $116.1 million to recognize actuarial losses that were included within accumulated other comprehensive loss on its consolidated balance sheet. The tax benefit related to the pension termination charge was $13.1 million.

(e)	The fiscal 2026 costs primarily relate to the acquisitions of Climate by Design International and L.B. White and include fees for transaction advisory services, legal, accounting, and other professional services and costs directly associated with integration activities. The acquisition costs also include $1.3 million for the impact of inventory purchase accounting adjustments. The fiscal 2025 costs relate to the acquisition of Scott Springfield Manufacturing, including $1.6 million for the impact of an inventory purchase accounting adjustment. In addition, for purposes of calculating adjusted EPS in fiscal 2025, the Company adjusted for $10.6 million of incremental amortization expense recorded in the Climate Solutions segment associated with an acquired order backlog intangible asset. The tax benefit related to the acquisition costs during fiscal 2026 and 2025 was $0.8 million and $2.9 million, respectively. The tax benefit related to the acquisition costs during the fourth quarter of fiscal 2025 was $0.7 million.

(f)	Disposition costs primarily relate to the proposed Reverse Morris Trust transaction with Gentherm and include fees for legal, accounting, tax, and other professional services and other costs directly related to the transaction. The tax benefit related to the disposition costs during the fourth quarter and during fiscal 2026 was $3.2 million and $3.9 million, respectively.

(g)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to previously-owned facilities.

(h)	The provisions of the One Big Beautiful Bill Act, which was enacted in July 2025, negatively impacted the Company’s income tax expense for the fourth quarter and during fiscal 2026 by $2.1 million and $5.8 million, respectively. The higher income tax expense was primarily due to impacts related to state deferred taxes and the utilization of foreign tax credits.

Modine Manufacturing Company

Segment adjusted financial results (unaudited)

(In millions)

	Three months ended March 31, 2026				Three months ended March 31, 2025
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$108.8	$27.7	$(32.6)	$103.9	$61.5	$29.9	$(16.9)	$74.5
Depreciation and amortization expense	12.6	7.5	0.5	20.6	11.6	7.4	0.2	19.2
Restructuring expenses (a)	2.9	2.2	0.1	5.2	3.2	6.8	—	10.0
Loss on sale of assets (a)	—	—	3.9	3.9	—	—	—	—
Acquisition and integration costs (a)	—	—	—	—	—	—	0.3	0.3
Disposition costs (a)	—	—	12.5	12.5	—	—	—	—
Environmental charges (a)	—	—	—	—	—	—	0.1	0.1
Adjusted EBITDA	$124.3	$37.4	$(15.6)	$146.1	$76.3	$44.1	$(16.3)	$104.1

Net sales	$665.9	$294.0	$(5.5)	$954.4	$356.3	$294.8	$(3.9)	$647.2
Adjusted EBITDA margin	18.7%	12.7%		15.3%	21.4%	15.0%		16.1%

	Twelve months ended March 31, 2026				Twelve months ended March 31, 2025
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$321.1	$109.7	$(88.4)	$342.4	$248.4	$108.0	$(72.9)	$283.5
Depreciation and amortization expense	47.5	30.8	1.4	79.7	48.3	28.7	0.7	77.7
Restructuring expenses (a)	8.5	11.9	0.2	20.6	6.0	20.5	1.7	28.2
Impairment charge (a)	—	4.1	—	4.1	—	—	—	—
Loss on sale of assets (a)	—	—	3.9	3.9	—	—	—	—
Acquisition and integration costs (a)	—	—	5.3	5.3	—	—	2.3	2.3
Disposition costs (a)	—	—	15.0	15.0	—	—	—	—
Environmental charges (a)	—	—	—	—	—	—	0.4	0.4
Adjusted EBITDA	$377.1	$156.5	$(62.6)	$471.0	$302.7	$157.2	$(67.8)	$392.1

Net sales	$2,062.3	$1,131.8	$(13.0)	$3,181.1	$1,440.8	$1,163.5	$(20.8)	$2,583.5
Adjusted EBITDA margin	18.3%	13.8%		14.8%	21.0%	13.5%		15.2%
____

(a)	See the Adjusted EBITDA reconciliations on the previous page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company

Net debt (unaudited)

(In millions)

	March 31, 2026	March 31, 2025
Debt due within one year	$51.4	$54.1
Long-term debt	384.9	296.7
Total debt	436.3	350.8

Less: cash and cash equivalents	73.5	71.6
Net debt	$362.8	$279.2

Free cash flow (unaudited)

(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025
Net cash provided by operating activities	$194.9	$54.8	$248.7	$213.3
Expenditures for property, plant and equipment	(42.1)	(27.7)	(143.3)	(84.0)
Free cash flow	$152.8	$27.1	$105.4	$129.3

Organic sales and organic sales growth (unaudited)

(In millions)

	Three months ended March 31, 2026				Three months ended March 31, 2025
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$662.0	$(17.1)	$(38.2)	$606.7	$356.3	$—	$356.3	70%
Performance Technologies	292.4	(12.0)	—	280.4	290.9	—	290.9	(4)%
Net Sales	$954.4	$(29.1)	$(38.2)	$887.1	$647.2	$—	$647.2	37%

	Twelve months ended March 31, 2026				Twelve months ended March 31, 2025
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$2,055.4	$(37.6)	$(119.1)	$1,898.7	$1,440.6	$—	$1,440.6	32%
Performance Technologies	1,125.7	(25.3)	—	1,100.4	1,142.9	—	1,142.9	(4)%
Net Sales	$3,181.1	$(62.9)	$(119.1)	$2,999.1	$2,583.5	$—	$2,583.5	16%

SOURCE: Modine

Kathleen Powers

(262) 636-1687

kathleen.t.powers@modine.com